Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Fiscal Year 2025 Results and Strategic International ETF Listings for

GoGold in Mexico and Colombia

SAN ANTONIO–September 8, 2025–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm1 with deep expertise in global markets and specialized sectors from gold mining to airlines, today announced a net loss of $334,000, or $0.03 per share, for the fiscal year ended June 30, 2025, compared to net income of $1.3 million, or $0.09 per share, during the same period a year earlier. Total operating revenues were $8.5 million, a 23% decrease from the 12 months ended June 30, 2024.

Average assets under management (AUM) for the fiscal year ended June 30, 2025, were $1.4 billion, down from $1.9 billion the previous year. Total AUM at period-end was $1.3 billion, compared to $1.6 billion at June 30, 2024.

The shareholder yield as of June 30, 2025, was 9.1%, more than double the yield on the 10-year Treasury bond on the same trading day.2

“Markets in fiscal 2025 were among the most difficult to navigate in recent memory. The prospect of sweeping tariffs created waves of uncertainty, with investors reacting sharply to every headline and policymakers’ statements. Concerns over growth, profitability and inflation weighed on sentiment,” says Frank Holmes, the Company CEO and Chief Investment Officer. “Yet amid the turbulence, we also witnessed a remarkable rebound in U.S. equities from the April lows, underscoring the resilience of the American economy and the opportunities that can emerge in times of disruption. At U.S. Global, we remain committed to helping investors navigate the volatility with disciplined strategies in specialized sectors, where we have decades of experience.”

Gold Continues to Make New Highs

The surge in gold prices has been driving profit margins for gold stocks, which have outperformed the S&P 500 so far this year through the end of August.

“We continue to recommend a 10% allocation to gold, split evenly between physical gold—such as bars, coins and jewelry—and high-quality gold mining stocks, mutual funds and ETFs,” says Mr. Holmes. “With U.S. national debt topping $37 trillion, record interest payments, and China encouraging BRICS countries—a bloc of emerging countries that includes Russia, India, China, South Africa and others—to de-dollarize, we see gold as a vital asset.”

Record Defense Spending Constructive for AI WAR ETF

Launched in December 2024, the U.S. Global Technology and Aerospace & Defense ETF (NYSE: WAR) has already established itself as a timely offering. The actively managed fund is designed to capture one of the most significant defense and technology transformations in decades, where artificial intelligence (AI), semiconductors and cybersecurity are as critical as traditional aerospace hardware.

1 Registration does not imply a certain level of skill or training.

2 The Company calculates shareholder yield by adding the percentage of change in shares outstanding, the dividend yield and debt reduction, if any, for the 12 months ending June 30, 2025.

Mr. Holmes states: “The world is rearming, and it’s doing so with a focus on AI, software and advanced technology. Global defense spending reached a record $2.7 trillion in 2024,3 and in June, NATO committed to raising its target to 5% of GDP by 2035.4 WAR was built for this moment, blending our quantamental Smart Beta 2.0 approach with active management to give investors access to companies driving the future of defense and security. We believe this ETF offers a compelling way to participate in one of the most powerful multi-decade investment themes of our time.”

SEA Launched in Mexico, GOAU in Colombia

The Company is pleased to announce that its shipping ETF, the U.S. Global Sea to Sky Cargo ETF (NYSE: SEA), is now listed on Bolsa Mexicana de Valores (BMV), also known as the Mexican Stock Exchange. SEA became the third U.S. Global ETF to be made available to investors in Mexico, joining the U.S. Global Jets ETF (NYSE: JETS) and U.S. Global GO GOLD and Precious Metal Miners ETF (NYSE: GOAU).

Launched in January 2022, SEA seeks to provide investors with diversified access to the global shipping and air freight industries. Its index, the U.S. Global Sea to Sky Cargo Index (SEAX), uses a Smart Beta 2.0 strategy to help determine the most efficient marine shipping, air freight and port and harbor companies in the world.

“More than 80% of all goods traded around the world is carried by sea,”5 says Mr. Holmes. “From raw materials to finished products, the companies in SEA’s index form the backbone of global commerce. We believe this makes SEA a compelling option for investors looking to gain targeted exposure to supply chain infrastructure.”

SEA’s Mexico listing followed the launch of GOAU in Colombia in May 2025. With this new listing, Colombian investors will gain access to the GoGold ETF, which offers exposure to companies engaged in the production of gold and other precious metals, either through active mining or passive royalty and streaming agreements.

Share Repurchases and Monthly Dividends

During the fiscal year ended June 30, 2025, the Company repurchased a total of 801,043 of its own shares at a net cost of approximately $2 million. This marks a healthy 4% increase in the number of shares that the Company repurchased during the same period a year earlier.

3 Liang, Xiao; Nan Tian; Diego Lopes da Silva; Lorenzo Scarazzato; Zubaida Karim; and Jade Guiberteau Ricard. Trends in World Military Expenditure, 2024. Stockholm International Peace Research Institute, April 2025. https://www.sipri.org/sites/default/files/2025-04/2504_fs_milex_2024.pdf

4 NATO. Defence Expenditures and NATO’s 5% Commitment. North Atlantic Treaty Organization, 27 June 2025. https://www.nato.int/cps/en/natohq/topics_49198.htm

5 Review of Maritime Transport 2024. UN Trade and Development, Oct. 22, 2024. https://unctad.org/publication/review‑maritime‑transport‑2024.

As of June 30, 2025, the Board of Directors has authorized a monthly dividend of $0.0075 per share from July 2025 through September 2025. The Company has paid a monthly dividend since 2007.

Healthy Liquidity and Capital Resources

As of June 30, 2025, the Company had net working capital of approximately $37.2 million. With approximately $24.6 million in cash and cash equivalents, the Company has adequate liquidity to meet its current obligations.

Tune In to the Earnings Webcast

The Company has scheduled a webcast for 7:30 a.m. Central time on September 9, 2025, to discuss the Company’s key financial results for the fiscal year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	12 months ended
	6/30/2025	6/30/2024
Operating Revenues	$8,452	$10,984
Operating Expenses	11,438	11,464
Operating Income (Loss)	(2,986)	(480)

Total Other Income	2,724	2,395
Income (Loss) Before Income Taxes	(262)	1,915

Income Tax Expense	72	582
Net Income (Loss)	$(334)	$1,333

Net Income (Loss) Per Share (Basic and Diluted)	$(0.03)	$0.09

Avg. Common Shares Outstanding (Basic)	13,343,506	14,182,300
Avg. Common Shares Outstanding (Diluted)	13,344,627	14,182,353

Avg. Assets Under Management (Billions)	$1.4	$1.9

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a statutory and summary prospectus for JETS here, GOAU here and for SEA here. Read it carefully before investing.

Investing involves risk, including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Because the funds concentrate their investments in specific industries, the funds may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The funds are non-diversified, meaning they may concentrate more of their assets in a smaller number of issuers than diversified funds.

The funds invest in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The funds may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies.

The performance of the funds may diverge from that of the index. Because the funds may employ a representative sampling strategy and may also invest in securities that are not included in the index, the funds may experience tracking error to a greater extent than funds that seek to replicate an index. The funds are not actively managed and may be affected by a general decline in market segments related to the index.

Airline Companies may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel and may also be significantly affected by changes in fuel prices, labor relations and insurance costs. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. By investing in a specific geographic region, such as China and/or Taiwan, a regional ETFs returns and share price may be more volatile than those of a less concentrated portfolio.

Distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS, GOAU, WAR and SEA.